Exhibit 99.1

Starbucks Reports Record First Quarter Fiscal 2012 Results

Strong Global Comparable Store Sales Growth of 9%

Total Net Revenue Increases 16% to a Record $3.4 Billion

EPS Grows 11% to a Record $0.50

SEATTLE--(BUSINESS WIRE)--January 26, 2012--Starbucks Corporation (NASDAQ:SBUX) today reported financial results for its 13-week fiscal first quarter ended January 1, 2012. Results are presented under the new reporting segments, which were effective with the beginning of fiscal 2012.

Fiscal First Quarter 2012 Highlights:

  Total net revenues increased 16% to a record $3.4 billion
  Global comparable store sales increased 9%, driven by a 7% increase in traffic and a 2% increase in average ticket
  Starbucks opened 241 net new stores globally, reaching 500 stores in both mainland China and Latin America
  CPG revenue increased 72%, driven by the launch of Starbucks- and Tazo-branded K-Cup® packs and the impact of the Q2 FY11 transition of packaged coffee and tea to the direct distribution model
    Over 100 million Starbucks- and Tazo-branded K-Cup® packs shipped in Q1 following the November 1st launch
  EPS increased 11% to a record $0.50 per share, compared to $0.45 per share in Q1 FY11

"Starbucks continues to expand our global footprint and accelerate the innovation and momentum in our CPG business,” said Howard Schultz, Starbucks chairman, president and ceo. “Our first quarter performance represents the highest quarterly earnings in the history of the company, and is a testament to the hard work and commitment of our 200,000 partners (employees) around the world. Starbucks is firing on all cylinders and taking full advantage of the many global opportunities that lie ahead," Schultz added.

"Our first quarter results demonstrate the fundamental strength of the Starbucks business and the powerful momentum we carried into fiscal 2012,” commented Troy Alstead, cfo. “A very successful holiday season drove strong global same store sales, which, combined with continued operational efficiencies, delivered record results despite continued commodity cost pressures. We are well positioned to continue to drive strong revenue and profit growth throughout this year, and in years to come.”

First Quarter Fiscal 2012 Summary

	Quarter Ended Jan 1, 2012
Comparable Store Sales(1)	Sales Growth	Change in Transactions	Change in Ticket
Consolidated	9%	7%	2%
Americas	9%	7%	2%
EMEA	2%	2%	1%
CAP	20%	15%	5%
(1) Includes only Starbucks company-operated stores open 13 months or longer.
Operating Results	Quarter Ended
($ in millions, except per share amounts)	Jan 1, 2012	Jan 2, 2011	Change
Net New Stores	241	151	90
Revenues	$3,435.9	$2,950.8	16%
Operating Income	$556.0	$501.9	11%
Operating Margin	16.2%	17.0%	(80)	bps
EPS	$0.50	$0.45	11%

Consolidated net revenues reached a record $3.4 billion in Q1 FY12, an increase of 16% over Q1 FY11. The increase was primarily due to a 9% increase in global comparable stores sales, and 72% growth in the CPG segment. The 9% increase in comparable store sales was comprised of a 7% increase in the number of transactions and a 2% increase in average ticket. Additionally, licensed store revenue growth of 21% contributed to overall consolidated net revenues.

Consolidated operating income increased to $556.0 million in Q1 FY12, compared to $501.9 million for the same period a year ago. Operating margin decreased 80 basis points to 16.2% in Q1 FY12 compared to 17.0% in the prior-year period. This margin contraction was due to higher commodity costs. The increase in commodity costs, primarily coffee, negatively impacted Q1 FY12 operating income and operating margin by approximately $105 million and 300 basis points, respectively, compared to the same period in the prior year.

Q1 Americas Segment Results

	Quarter Ended
($ in millions)	Jan 1, 2012	Jan 2, 2011	Change
Net New Stores	95	58	37
Revenues	$2,578.6	$2,327.9	11%
Operating Income	$563.2	$527.0	7%
Operating Margin	21.8%	22.6%	(80)	bps

Net revenues for the Americas segment were $2.6 billion in Q1 FY12, an increase of 11% over Q1 FY11. The increase was primarily due to a 9% increase in comparable store sales, driven by strong sales performance in the U.S. Additionally, licensed store revenue growth of approximately 25% contributed to the Americas segment results. Comparable store sales growth in the U.S. of 9% was comprised of an 8% increase in the number of transactions and a 2% increase in average ticket.

Operating income increased to $563.2 million in Q1 FY12, compared to $527.0 million for the same period a year ago. Operating margin decreased 80 basis points to 21.8% in Q1 FY12 compared to 22.6% in the prior-year period. The margin contraction was due to higher commodity costs.

Q1 EMEA Segment Results

	Quarter Ended
($ in millions)	Jan 1, 2012	Jan 2, 2011	Change
Net New Stores	25	31	(6)
Revenues	$303.0	$259.1	17%
Operating Income	$19.8	$25.2	(21%)
Operating Margin	6.5%	9.7%	(320)	bps

Net revenues for the EMEA segment were $303.0 million in Q1 FY12, an increase of 17% over Q1 FY11. The increase was due to an increase in company-operated store revenues, primarily driven by incremental revenues from the consolidation of the Switzerland and Austria markets.

Operating income decreased to $19.8 million in Q1 FY12, compared to $25.2 million for the same period a year ago. Operating margin was 6.5% in Q1 FY12 compared to 9.7% in the prior-year period. The margin contraction was primarily driven by higher distribution costs related to the transition to a consolidated distribution center in the UK.

Q1 China/Asia-Pacific (CAP) Segment Results

	Quarter Ended
($ in millions)	Jan 1, 2012	Jan 2, 2011	Change
Net New Stores	121	62	59
Revenues	$166.9	$120.7	38%
Operating Income	$57.8	$46.0	26%
Operating Margin	34.6%	38.1%	(350)	bps

Net revenues for the China/Asia-Pacific segment were $166.9 million in Q1 FY12, an increase of 38% over Q1 FY11. The increase was due to incremental revenues from 85 net new company-operated store openings over the last 12 months, and a 20% increase in comparable store sales. The 20% increase in comparable stores sales was the result of a 15% increase in the number of transactions and a 5% increase in average ticket.

Operating income increased to $57.8 million in Q1 FY12, compared to $46.0 million for the same period a year ago. Operating margin was 34.6% in Q1 FY12 compared to 38.1% in the prior-year period. The margin contraction was primarily driven by higher performance-based compensation, higher operating expenses in support of the continued expansion of the region and higher commodity costs.

Q1 Global Consumer Products Group Segment Results

	Quarter Ended
($ in millions)	Jan 1, 2012	Jan 2, 2011	Change
Revenues	$335.8	$195.2	72%
Operating Income	$79.7	$71.1	12%
Operating Margin	23.7%	36.4%	(1,270)	bps

CPG net revenues were $335.8 million in Q1 FY12, an increase of 72% over Q1 FY11. The increase was primarily due to sales of Starbucks- and Tazo-branded K-Cup® portion packs, and the benefit of recognizing the full revenue from packaged coffee and tea sales under the direct distribution model.

CPG operating income was $79.7 million in Q1 FY12 compared to $71.1 million for the same period a year ago. Operating margin was 23.7% in Q1 FY12 compared to 36.4% in the prior-year period. The margin contraction was primarily due to higher coffee costs.

Fiscal 2012 Targets

  Starbucks continues to target the opening of approximately 800 net new stores globally.
    Approximately 400 net new stores in the Americas, with licensed stores comprising approximately one-half of the new additions.
    Approximately 300 net new stores in China and Asia Pacific, with licensed stores comprising approximately two-thirds of the new additions. One-half of the China and Asia Pacific new stores are planned for China.
    Approximately 100 net new stores in EMEA (Europe, Middle East, Russia and Africa), with licensed stores comprising approximately two-thirds of the new stores.
  The company continues to target approximately 10% revenue growth, driven by mid-single-digit comparable store sales growth, 800 net new store openings, and strong growth in the CPG business.
  Starbucks is maintaining its full-year operating margin improvement target of 50 to 100 basis points over FY11 non-GAAP results on a consolidated basis.
  The company continues to expect commodity costs will add approximately $230 million of cost pressure to FY12, with the majority expected to impact the first half of the year.
  Given the strong Q1 FY12 results, the company has raised its expectation for earnings per share to a range of $1.78 to $1.82, representing 17% to 20% growth over the $1.52 EPS in FY11, excluding the non-routine gains. EPS growth is expected to be approximately 10% in the first half of FY12 and approximately 25% in the second half of FY12, reflecting the expected distribution of unfavorable commodity cost impact throughout the year.

Company Updates

  On January 10, Starbucks introduced Starbucks® Blonde Roast, a lighter roast coffee, to meet the needs of over 50 million U.S. coffee drinkers who prefer a lighter roast flavor profile. Starbucks® Blonde Roast is available in the U.S. as a brewed and packaged coffee option in Starbucks stores and where customers buy groceries.
  On November 10, Starbucks acquired Evolution Fresh, Inc., a super-premium juice company, as its entry point into the $1.6 billion super-premium juice segment, which represents a significant step for the company into the larger $50 billion health and wellness sector
  In December, Starbucks entered two new international markets – Morocco and Curacao
  In December, Starbucks announced that Clara Shih, Chief Executive Officer of Hearsay Social, was elected to the Starbucks Board of Directors
  The Board of Directors declared a cash dividend of $0.17 per share, payable on February 24, 2012, to shareholders of record as of February 8, 2012

Conference Call

Starbucks will be holding a conference call today at 2:00 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, president and ceo, Troy Alstead, cfo, Cliff Burrows, president – Starbucks Coffee Americas and U.S., and Jeff Hansberry, president – Channel Development and president - Seattle’s Best Coffee. The call will be broadcast live over the Internet and can be accessed at the company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 9:00 p.m. Pacific Time on Friday, January 27, 2012 by calling 1-855-859-2056, reservation number 17847240. A replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Friday, February 24, 2012 at the following URL: http://investor.starbucks.com.

The company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2011 for additional information.

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting the highest quality arabica coffee in the world. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at www.starbucks.com.

Forward-Looking Statements

This release contains forward-looking statements relating to certain company initiatives, strategies and plans, as well as trends in or expectations regarding, earnings per share, revenues, operational improvements and efficiencies, changes to the organizational and leadership structures, business momentum and growth overall and of specific businesses, sales leverage, store traffic, average ticket, operating margins, profits, comparable store sales, store openings and closings, growth opportunities, the strength, health and potential of our business and brand, product innovations and store experience, tax rate and commodity costs and their impact. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to a number of significant risks and uncertainties. Actual future results may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, costs associated with, and the successful execution of, the company’s initiatives, strategies and plans, the acceptance of the company's products by our customers, fluctuations in U.S. and international economies and currencies, the impact of competition, the effect of legal proceedings, and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended October 2, 2011. The company assumes no obligation to update any of these forward-looking statements.

STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended			Quarter Ended
	January 1,	January 2,	%	January 1,	January 2,
	2012	2011	Change	2012	2011
				As a % of total net revenues
Net revenues:
Company-operated stores	$2,731.8	$2,451.3	11.4%	79.5%	83.1%
Licensed stores	306.6	254.2	20.6	8.9	8.6
CPG, foodservice and other	397.5	245.3	62.0	11.6	8.3
Total net revenues	3,435.9	2,950.8	16.4	100.0	100.0

Cost of sales including occupancy costs	1,496.1	1,192.3	25.5	43.5	40.4
Store operating expenses	995.7	888.0	12.1	29.0	30.1
Other operating expenses	106.7	90.1	18.4	3.1	3.1
Depreciation and amortization expenses	134.8	127.8	5.5	3.9	4.3
General and administrative expenses	191.5	185.2	3.4	5.6	6.3
Total operating expenses	2,924.8	2,483.4	17.8	85.1	84.2

Income from equity investees	44.9	34.5	30.1	1.3	1.2
Operating income	556.0	501.9	10.8	16.2	17.0

Interest income and other, net	23.2	14.4	61.1	0.7	0.5
Interest expense	(8.6)	(7.9)	8.9	(0.3)	(0.3)
Earnings before income taxes	570.6	508.4	12.2	16.6	17.2

Income taxes	188.4	160.8	17.2	5.5	5.4
Net earnings including noncontrolling interest	382.2	347.6	10.0	11.1	11.8

Net earnings attributable to noncontrolling interest	0.1	1.0	(90.0)	0.0	0.0
Net earnings attributable to Starbucks	$382.1	$346.6	10.2%	11.1%	11.7%

Net earnings per common share - diluted	$0.50	$0.45	11.1%
Weighted avg. shares outstanding - diluted	768.5	766.7

Cash dividends declared per share	$0.17	$0.13

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				36.4%	36.2%
Effective tax rate including noncontrolling interest				33.0%	31.6%

Segment Results

The tables below present reportable segment results net of intersegment eliminations (in millions):

Americas	January 1,	January 2,	%	January 1,	January 2,
	2012	2011	Change	2012	2011
Quarter Ended				As a % of Americas total net revenues
Net revenues:
Company-operated stores	$2,356.2	$2,148.0	9.7%	91.4%	92.3%
Licensed stores	216.4	173.8	24.5	8.4	7.5
Foodservice and other	6.0	6.1	(1.6)	0.2	0.3
Total net revenues	2,578.6	2,327.9	10.8	100.0	100.0

Cost of sales including occupancy costs	1,006.7	875.9	14.9	39.0	37.6
Store operating expenses	874.8	795.6	10.0	33.9	34.2
Other operating expenses	20.5	17.9	14.5	0.8	0.8
Depreciation and amortization expenses	97.1	98.2	(1.1)	3.8	4.2
General and administrative expenses	16.3	13.3	22.6	0.6	0.6
Total operating expenses	2,015.4	1,800.9	11.9	78.2	77.4

Operating income	$563.2	$527.0	6.9%	21.8%	22.6%

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				37.1%	37.0%
EMEA	January 1,	January 2,	%	January 1,	January 2,
	2012	2011	Change	2012	2011
Quarter Ended				As a % of EMEA total net revenues
Net revenues:
Company-operated stores	$264.3	$225.2	17.4%	87.2%	86.9%
Licensed stores	31.2	26.5	17.7	10.3	10.2
Foodservice	7.5	7.4	1.4	2.5	2.9
Total net revenues	303.0	259.1	16.9	100.0	100.0

Cost of sales including occupancy costs	150.4	122.7	22.6	49.6	47.4
Store operating expenses	93.8	76.8	22.1	31.0	29.6
Other operating expenses	8.6	8.1	6.2	2.8	3.1
Depreciation and amortization expenses	14.2	12.2	16.4	4.7	4.7
General and administrative expenses	16.5	16.4	0.6	5.4	6.3
Total operating expenses	283.5	236.2	20.0	93.6	91.2

Income from equity investees	0.3	2.3	(87.0)	0.1	0.9
Operating income	$19.8	$25.2	(21.4)%	6.5%	9.7%

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				35.5%	34.1%

China/Asia Pacific (CAP)	January 1,	January 2,	%	January 1,	January 2,
	2012	2011	Change	2012	2011
Quarter Ended				As a % of CAP total net revenues
Net revenues:
Company-operated stores	$111.3	$78.1	42.5%	66.7%	64.7%
Licensed stores	55.6	42.6	30.5	33.3	35.3
Total net revenues	166.9	120.7	38.3	100.0	100.0

Cost of sales including occupancy costs	84.5	59.9	41.1	50.6	49.6
Store operating expenses	27.1	15.6	73.7	16.2	12.9
Other operating expenses	11.4	7.6	50.0	6.8	6.3
Depreciation and amortization expenses	5.0	4.1	22.0	3.0	3.4
General and administrative expenses	8.7	5.5	58.2	5.2	4.6
Total operating expenses	136.7	92.7	47.5	81.9	76.8

Income from equity investees	27.6	18.0	53.3	16.5	14.9
Operating income	$57.8	$46.0	25.7%	34.6%	38.1%

Supplemental Ratios:
Store operating expenses as a percentage of company-operated stores revenue				24.3%	20.0%

Global CPG	January 1,	January 2,	%	January 1,	January 2,
	2012	2011	Change	2012	2011
Quarter Ended				As a % of CPG total net revenues
Net revenues:
CPG	$247.1	$115.7	113.6%	73.6%	59.3%
Foodservice	88.7	79.5	11.6	26.4	40.7
Total net revenues	335.8	195.2	72.0	100.0	100.0

Cost of sales	220.6	106.3	107.5	65.7	54.5
Other operating expenses	50.1	30.0	67.0	14.9	15.4
Depreciation and amortization expenses	0.4	0.8	(50.0)	0.1	0.4
General and administrative expenses	2.0	1.4	42.9	0.6	0.7
Total operating expenses	273.1	138.5	97.2	81.3	71.0

Income from equity investees	17.0	14.4	18.1	5.1	7.4
Operating income	$79.7	$71.1	12.1%	23.7%	36.4%

Other	January 1,	January 2,	%
	2012	2011	Change
Quarter Ended
Net revenues:
Licensed stores	$3.4	$11.3	(69.9)%
CPG, foodservice and other	48.2	36.6	31.7
Total net revenues	51.6	47.9	7.7

Cost of sales	33.9	27.5	23.3
Other operating expenses	16.1	26.5	(39.2)
Depreciation and amortization expenses	18.1	12.5	44.8
General and administrative expenses	148.0	148.6	(0.4)
Total operating expenses	216.1	215.1	0.5

Income from equity investees	-	(0.2)	(100.0)
Operating loss	$(164.5)	$(167.4)	(1.7)%

Supplemental Information

The following supplemental information is provided for historical and comparative purposes. The U.S. data is included as a transitional tool to provide insight into the U.S. business, as it was previously a reportable segment and is now the largest component of the Americas segment:

Fiscal First Quarter 2012 U.S. Supplemental Data

	Quarter Ended
($ in millions)	January 1, 2012	January 2, 2011	Change
Comparable Store Sales Growth	9%	8%
Change in Transactions	8%	6%
Change in Ticket	2%	2%
Revenues	$2,291.8	$2,067.7	11%
Operating Income	$524.3	$489.6	7%
Operating Margin	22.9%	23.7%	(80)	bps

Fiscal First Quarter 2012 Store Data

The company’s store data for the periods presented are as follows:

	Net stores opened/(closed) during the period
	Quarter Ended		Stores open as of
	January 1,	January 2,	January 1,	January 2,
	2012	2011	2012	2011
Americas:
Company-operated stores	11	6	7,634	7,586
Licensed stores	84	52	4,860	5,096
	95	58	12,494	12,682
CAP:
Company-operated stores	35	23	547	462
Licensed stores	86	39	2,420	2,180
	121	62	2,967	2,642
EMEA:
Company-operated stores (1)	8	9	904	879
Licensed stores (1)	17	22	879	806
	25	31	1,783	1,685

Total	241	151	17,244	17,009

(1)	EMEA store data has been adjusted for the acquisition of store locations in Austria and Switzerland in Q4 fiscal 2011, by reclassifying historical information from Licensed stores to Company-operated stores.

Non-GAAP Disclosure

In addition to the GAAP results provided in this release, the company provides non-GAAP operating margin and non-GAAP earnings per share (non-GAAP EPS) for fiscal 2011. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The GAAP measure most directly comparable to non-GAAP operating margin and non-GAAP earnings per share (non-GAAP EPS) are operating margin and diluted net earnings per share, respectively.

The fiscal 2011 non-GAAP financial measures provided in this release exclude non-routine gains from the sale of properties and the acquisition of the company’s joint venture operations in Switzerland and Austria in fiscal 2011. The company’s management believes that providing these non-GAAP financial measures better enables investors to understand and evaluate the company’s historical and prospective operating performance. More specifically, for historical non-GAAP financial measures, management excludes the non-routine gains in fiscal 2011, because it believes that the impact of non-routine gains do not reflect expected future expenses and do not contribute to a meaningful evaluation of the company’s future operating performance or comparisons to the company’s past operating performance.

These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP. Other companies may calculate these non-GAAP financial measures differently than the company does, limiting the usefulness of those measures for comparative purposes.

STARBUCKS CORPORATION
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES
(unaudited)
(in millions, except per share data)

Year Ended
October 2,
2011

Consolidated
Operating margin, as reported (GAAP)	14.8%
Gain on sale of properties	(0.3)
Non-GAAP operating margin	14.5%

Diluted EPS, as reported (GAAP)	$1.62
Gain on sale of properties	(0.02)
Gain from Switzerland and Austria transaction	(0.07)
Non-GAAP Diluted EPS	$1.52

© 2012 Starbucks Coffee Company. All rights reserved.

CONTACT:
Starbucks
Investor Relations:
JoAnn DeGrande, 206-318-7118
investorrelations@starbucks.com
or
Media:
Jim Olson, 206-318-7100
press@starbucks.com